Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of February 28, 2025, is by and among U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as Trustee (herein, together with its successors in interest, the “Trustee”), Wesbanco, Inc., a West Virginia corporation (the “Successor Company”), and Premier Financial Corp., an Ohio corporation (the “Company”), as issuer under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company, and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture, dated as of September 30, 2020, as supplemented by that certain First Supplemental Indenture dated September 30, 2020, by and between the Company and the Trustee (the “Indenture”), pursuant to which the Company issued $50.0 million of its 4.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”).

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge (referred to herein for purposes of Article VIII of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles VIII and IX of the Indenture.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof,” and “hereunder,” and other words of similar import, refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)

reference to any agreement, document, or instrument means such agreement, document, or instrument as amended, supplemented, or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)

Pursuant to, and in compliance and accordance with, Section 801 and Section 802 of the Indenture, the Successor Company hereby expressly assumes all of the obligations of the Company, including the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every other covenant of the Company under the Indenture.

(b)

Pursuant to, and in compliance and accordance with, Section 802 of the Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

SECTION 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and validly existing under the laws of the State of West Virginia, and (d) that this Second Supplemental Indenture is executed and delivered pursuant to Article VIII and Section 901(1) of the Indenture and does not require the consent of any Holder.

SECTION 5. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)

the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Successor Company and the Company;

(b)

the Trustee shall have received an Officers’ Certificate from the Successor Company stating that immediately after giving effect to the Merger and this Second Supplemental Indenture and assuming that all outstanding indebtedness of the Successor Company was first incurred at the time of the Merger, no Default or Event of Default that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

(c)

the Trustee shall have received one or more Opinions of Counsel to the effect that: (i) the Merger complies with the provisions of Section 801 of the Indenture; (ii) all conditions precedent provided for in the Indenture relating to the Merger have been complied with; (iii) this Second Supplemental Indenture constitutes the legal, valid, and binding obligation of the Company and the Successor Company, enforceable against each such entity in accordance with its terms, subject to customary exceptions; (iv) the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture; and (v) all requisite consents have been obtained or no consents are required; and

(d)

the Successor Company and the Company shall have duly executed and filed the Articles of Merger with each Secretary of State of each of the State of West Virginia and the State of Ohio in connection with the Merger.

SECTION 6. Reference to the Indenture.

(a)

Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein,” or words of like import shall mean and be a reference to the Indenture, as affected, amended, and supplemented hereby.

(b)

Upon the effectiveness of this Second Supplemental Indenture, each reference in the Notes to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended, and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

PREMIER FINANCIAL CORP.

By:
	Name:	Donald P. Hileman
	Title:	Executive Chairman

WESBANCO, INC.

By:
	Name:	Jeffrey H. Jackson
	Title:	President and Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

US Bank Second Supplemental Indenture Signature Page

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